UNITED STATES

SECURITY AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2018

VISIUM TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Florida	000-25753	87-04496677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11325 Random Hills Road, Suite 360

Fairfax, Virginia 22030

(Address of principal executive offices, including zip code)

(703) 225-3443

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2018 Mr. Mark Lucky resigned his position as Chief Executive Officer. Mr. Lucky retains his position as Chairman of the Board of Directors and Chief Financial Officer. There were no disagreements between the Company and Mr. Lucky on any matter.

On August 20, 2018, the Company’s Board of Directors appointed Mr. Henry J. Holcombe as its Chief Executive Officer. Biographical information for Mr. Holcombe is as follows:

Henry J. Holcombe. Mr. Holcombe, brings decades of experience taking customer-centric technology companies like Visium to the next level. Over the last twenty years, he served as Vice President and General Manager for Harris IT Services and Caprock Government Solutions, as the Vice President of Information Systems for the Federal Communications Commission Universal Service Administrative Company, as the Chief Technology Officer and Senior Vice President of Operations for Globix, and also served as the Chief Information Officer for Cambrian Communications. Mr. Holcombe graduated from the U.S. Military Academy at West Point with a Bachelor of Science degree, finishing first in his class in Computer Science. He earned a Master of Business Administration from Chaminade University in Honolulu, and a Master of Science degree in Computer Science from George Washington University.

Mr. Holcombe’s compensation agreement is to be determined.

Section 9- Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Set forth below is a list of exhibits to this Current Report on Form 8-K:

Exhibit No.:	Description:

99.1	Visium Technologies, Inc. press release dated August 20, 2018 announcing the naming of Henry J. Holcombe as Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISIUM TECHNOLOGIES, INC.

Date: August 24, 2018	By:	/s/ Mark Lucky
Mark Lucky
Chief Financial Officer